Exhibit (a)(1)(vi)

Instructions for Withdrawal

of

Previously Tendered Common Shares of Beneficial Interest

of

Wells Fargo Multi-Sector Income Fund

If you tendered to Wells Fargo Multi-Sector Income Fund, a Delaware statutory trust (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 15% of its outstanding common shares of beneficial interest, par value $0.01 per share (the “Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 13, 2017 and the related Letter of Transmittal, and you wish to withdraw all or any of your Shares, please fill out the attached Notice of Withdrawal. If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Shares.

1.Withdrawal. If you have tendered your Shares pursuant to the Offer, you may withdraw your Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Shares.

2.Delivery of Notice of Withdrawal. Computershare Trust Company, N.A. (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., Eastern Daylight Time, on May 11, 2017 (the “Expiration Date”), which is the expiration date of the Offer. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Shares.

3.Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Common Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering holder of Shares) and the number of Shares to be withdrawn. An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys -in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

ofCommon Shares of Beneficial Interest

of

Wells Fargo Multi-Sector Income Fund

Previously Tendered

Pursuant to the Offer to Purchase Dated April 13, 2017

THE WITHDRAWAL DEADLINE IS 5:00 P.M., EASTERN DAYLIGHT TIME,

ON THURSDAY, MAY 11, 2017, UNLESS EXTENDED

This Notice of Withdrawal is Submitted to:

Computershare

By Facsimile Transmission:

(For Eligible Institutions Only)

(617) 360-6810

Confirm by Telephone:

(781) 575-2332

By Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

DESCRIPTION OF COMMON SHARES WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Direct Registration Account(s))	Common Shares Withdrawn** (Please check appropriate box below)
	1. All	
	2. Partial	
Number of Common Shares Withdrawn:

*       Need not be completed by holders of Shares withdrawing by book-entry transfer.

**     Unless otherwise indicated, it will be assumed that all Common Shares held in Direct Registration System, including any Common Shares held in the Fund’s distribution reinvestment plan (“DRIP”), is being withdrawn.

This Notice of Withdrawal is to be completed if you tendered common shares of beneficial interest, par value $0.01 per share (the “Shares”), of Wells Fargo Multi-Sector Income Fund, a Delaware statutory trust, in connection with its offer to purchase for cash up to 15% of its outstanding Shares.

Signatures are required on the next page.

_____________________________________________________________________________

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date: , 201

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Common Shares have been delivered to the Depositary)

[For use by financial institutions only. Place medallion guarantee in space below.]